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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of The
                         Securities Exchange Act of 1934

         Date of Report (Date of Earliest Event Reported): May 24, 2001

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                             PICTURETEL CORPORATION
               (Exact name of Registrant as specified in charter)



          DELAWARE                   I-9434                   04-2835972
(State or other jurisdiction    (Commission File           (I.R.S. employer
     of incorporation)               Number)              identification No.)

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                      100 Minuteman Rd., Andover, MA, 01810
               (Address of Principal Executive Offices) (Zip Code)

                                 (978) 292-5000
                Registrant's Telephone number including area code


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ITEM 5. OTHER EVENTS.

     Polycom(R), Inc. (Nasdaq: PLCM), a worldwide leader in broadband communications solutions, and PictureTel Corporation (Nasdaq: PCTL), a worldwide leader in integrated collaboration, today announced an agreement under which Polycom will acquire PictureTel.

     Under the terms of the agreement, Polycom will commence an offer to purchase all of the outstanding shares of PictureTel for a combination of 0.1177 shares of Polycom common stock and $3.11 in cash to be exchanged for each share of PictureTel. In total, approximately 6.7 million shares of Polycom common stock and $176 million in cash will be exchanged for all outstanding shares of PictureTel and Polycom will assume PictureTel options exercisable into approximately 1.4 million shares of Polycom's common stock. The value of the transaction, based on Polycom's closing stock price yesterday, is approximately $362 million, or $6.42 per share. The offer will be followed by a merger in which Polycom common stock and cash will be issued at the same exchange ratio paid in the offer. The acquisition, which has been approved by the boards of directors of both companies, is also subject to the tender of a majority of the outstanding fully-diluted shares of PictureTel common stock and other customary closing conditions, including obtaining applicable regulatory approval. In addition, this transaction is intended to be accounted for as a purchase and is a taxable transaction. Excluding non-recurring acquisition related expenses and non-cash charges, Polycom expects the acquisition to be slightly accretive in 2002.

     "Today's announcement represents a major step forward for the video communications industry. Driven by the accelerating demand for broadband connectivity throughout enterprises of all sizes, and by the recent catalyst of operating cost reductions through the broad deployment of video communications, Polycom is delighted to be extending Polycom's customer reach in the communications industry by augmenting our leading appliance-based architecture with PictureTel's PC-based architecture," said Bob Hagerty, president and CEO of Polycom. "PictureTel's core competency in PC-based video products will augment our leading appliance-based solutions to drive the communications industry from an early-stage, low-penetration technology to the mainstream solution that video now promises to be. In fact, with the combination of our companies, we will have all of the key video elements to address increasing customer demand and to compete effectively both with the large communications product providers and newer entrants such as wireless and web-based conferencing companies."

     "As a result of this acquisition, Polycom will be positioned to further leverage our robust video communications technology with PictureTel's collaboration-intensive offering," stated Craig Malloy, SVP and general manager of video communications for Polycom. "After the closing of the acquisition, Polycom will benefit from PictureTel's leading PC-based iPower video collaboration technology, their broad customer base, and their excellent development and sales staff throughout the world."

     "We believe that the strategic synergies between PictureTel and Polycom, and our tremendous, combined technology base will create a company uniquely poised to take advantage of the growing deployment of broadband connectivity at all levels," said Norman Gaut, chairman and




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CEO of PictureTel. "We share Polycom's vision of the ubiquitous deployment of
IP-based video communications on every desktop and in every meeting room worldwide. Our management team here at PictureTel is delighted to be joining forces with Polycom and their leading ViewStation video communications appliance architecture. Clearly, PictureTel will benefit from Polycom's manufacturing strategy, significant strategic and channel partnerships, and their strong financial execution."


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ITEM 7. FINANCIAL STATEMENT AND EXHIBITS.

     (c)  EXHIBITS

     Exhibit Number      Title
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           1             Press release dated May 24, 2001.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      PICTURETEL CORPORATION


                                      /s/ Dalton Edgecomb
                                      ----------------------------
                                      Dalton Edgecomb
                                      Chief Financial Officer


Date:    May 25, 2001




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